Exhibit 99.2

NEWS RELEASE

Gray Announces Revolving Credit Facility increase to $750 million and extension to 2028

Atlanta, Georgia – July 18, 2025. . . Gray Media, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced that it has (i) increased the aggregate commitments under its revolving credit facility (the “Revolving Credit Facility”) by $50 million, resulting in aggregate commitments under the Revolving Credit Facility of $750 million, and (ii) extended the maturity date of the Revolving Credit Facility from December 1, 2027 to December 1, 2028.

In connection with the amendment and the previously announced offering of $900 million aggregate principal amount of 9.625% senior secured second lien notes due 2032 (the "Notes"), there is $700 million of undrawn availability under the Revolving Credit Facility (excluding approximately $8 million of outstanding letters of credit). The Revolving Credit Facility is available on a revolving basis. The Company also repaid $402.5 million of its term loan F due June 4, 2029 (the “Term Loan F”) with the net proceeds from the Notes, leaving an outstanding Term Loan F balance of $90 million and satisfying all of the Company’s mandatory amortization payments prior to maturity.

About Gray:

Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station during 2024, as well as the largest Telemundo Affiliate group with 44 markets. The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. For more information, please visit www.graymedia.com.

Gray Contacts:

Jeffrey R. Gignac, Executive Vice President, Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

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